Exhibit 99.1

Media General Inc.,  PO Box 85333,  Richmond,  VA 23293-0001  804/649-6748  www.mediageneral.com

Wednesday, July 16, 2008

Media General Completes Sale of Two Television Stations to Hoak Media Corporation

Richmond, Va., and Dallas – Media General, Inc. (NYSE: MEG) and Hoak Media Corporation announced today the completion of Hoak’s purchase of Media General’s ABC television station WMBB in Panama City, Fla., and its dual NBC/CBS station KALB/NALB in Alexandria, La. Terms were not disclosed.

Marshall N. Morton, president and chief executive officer of Media General, said, “We are pleased to complete the sale of the second and third of five stations we are divesting. We will use the proceeds immediately for debt reduction. The many fine contributions made by the employees of WMBB and KALB/NALB are much appreciated, and we thank them and wish them well in the future.”

On June 25, Media General announced an agreement to sell WNEG in Toccoa, Ga., to the University of Georgia Foundation; that transaction is expected to close in the third or fourth quarter. The sale of WCWJ in Jacksonville, Fla., is progressing. Media General completed the sale of WTVQ in Lexington, Ky., to Morris Network, Inc., on May 13.

When the sales of all five stations are completed, Media General expects to realize total proceeds of $100 million to $105 million, which will be used to reduce debt by $60 million to $65 million after considering estimated taxes to be paid. Once all the divestitures are completed, Media General will provide aggregated financial details on the group of stations sold.

WMBB, which has approximately 70 employees, was acquired by Media General in 2000 as part of the acquisition of a group of television stations from the former Spartan Communications. KALB was acquired in 1997 from Park Communications and has approximately 55 employees. KALB launched its digital channel NALB with its CBS affiliation in January 2007. NALB has 4 employees.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms. The company serves markets primarily in the Southeastern United States. Media General publishes 25 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus approximately 275 weekly newspapers and other targeted publications. The company owns and operates 20 network-affiliated television stations that reach approximately 30 percent of the television households in the Southeast and nearly 9 percent of those in the United

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Publishing        •        Broadcast        •        Interactive Media

Media General Inc.,  PO Box 85333,  Richmond,  VA 23293-0001  804/649-6748  www.mediageneral.com

States. The company’s interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and two growing interactive advertising services companies, Blockdot, Inc. and DealTaker.com.

About Hoak Media

Hoak Media Corporation was formed by Jim Hoak and Eric Van den Branden in 2003. Including this acquisition, the company owns, operates, or programs 24 television stations in ten markets in the states of Texas, Colorado, Nebraska, South Dakota, North Dakota, Louisiana and Florida. Hoak Media’s television station group includes affiliates of CBS, NBC, FOX, ABC, CW and MyNetworkTV.

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Publishing        •        Broadcast        •        Interactive Media